Exhibit 99.3

Information Statement

As previously announced on November 28, 2017, the board of directors of SEACOR Holdings Inc. (“SEACOR”) has declared a dividend payable to all of its stockholders on a pro rata basis, consisting of 3,977,135 shares of Dorian LPG Ltd. (“Dorian”) common stock (the “Dividend”). The Dividend will be paid on December 20, 2017 (the “Distribution Date”) to SEACOR stockholders of record as of 5:00 p.m., New York City time, on December 8, 2017 (the “Record Date”). This Information Statement is being furnished to SEACOR’s stockholders to provide SEACOR’s stockholders with certain information about the Dividend.

The date of this Information Statement is December 13, 2017.

Distribution Ratio

The final distribution ratio has been determined to be approximately 0.2216 shares of Dorian common stock for each share of SEACOR common stock held as of the Record Date.

Treatment of Fractional Shares

Holders of SEACOR common stock will not receive fractional shares of Dorian common stock in the Dividend that would otherwise result from the Dividend’s distribution ratio. Fractional shares that registered holders of SEACOR common stock (or, in the case of shares that are held through the Depository Trust Company (“DTC”), beneficial owners of such common stock) would otherwise have been entitled to receive will be aggregated and sold in the public market by Computershare Inc. (“Computershare”), the transfer agent in connection with the Dividend. Computershare will distribute pro rata (based on the fractional shares such registered holder of SEACOR common stock (or, in the case of shares that are held through DTC, beneficial owners of such common stock) would otherwise be entitled to receive), the aggregate net cash proceeds from the sales of the aggregated fractional shares.  Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

Material U.S. Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences to SEACOR stockholders of the distribution by SEACOR to its stockholders of shares of Dorian common stock pursuant to the Dividend. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and judicial and administrative interpretations of the Code and the U.S. Treasury regulations, all as in effect on the date of this letter, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect. This summary does not purport to be a complete description of all U.S. federal income tax consequences of the Dividend nor does it address the effects of any state, local or foreign tax laws or U.S. federal tax laws other than those relating to income taxes on the Dividend. The tax treatment of a SEACOR stockholder may vary depending upon that stockholder’s particular situation, and certain stockholders (including, but not limited to, insurance companies, tax-exempt organizations, retirement plans, tax-deferred or other retirement accounts, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, partners in partnerships that hold common shares in SEACOR, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold their SEACOR common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” stockholders whose functional currency is not the U.S. dollar, individuals who received SEACOR common stock upon the exercise of employee stock options or otherwise as compensation, and stockholders who are subject to alternative minimum tax or the “Medicare” tax on net investment income) may be subject to special rules not discussed below. In addition, this summary does not address the U.S. federal income tax consequences of the Dividend to those SEACOR stockholders who do not hold their SEACOR common stock as capital assets within the meaning of Section 1221 of the Code.

Each stockholder is urged to consult the stockholder’s tax advisor as to the specific tax consequences of the Dividend to that stockholder, including the effect of any U.S. federal, state or local or foreign tax laws and of changes in applicable tax laws.

For the purposes of this discussion, the term “U.S. Holder” means a beneficial owner of SEACOR common stock who is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	certain former citizens or long-term residents of the United States;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●

a trust (i) whose administration is subject to the primary supervision of and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a United States person.

The term "Non-U.S. Holder" means a beneficial owner of SEACOR common stock that is not a U.S. Holder.

Taxation of U.S. Holders

The Dividend will be treated as a distribution to each SEACOR stockholder with respect to their SEACOR common stock of Dorian common stock in an amount equal to the fair market value of the Dorian common stock distributed to the SEACOR stockholder, including the value of any fractional shares of Dorian common stock that will be sold on behalf of such holder. The Dividend will be treated as a dividend for U.S. federal income tax purposes to the extent of SEACOR’s current or accumulated earnings and profits (determined under U.S federal income tax rules). Any portion of the value of Dorian stock distributed that exceeds SEACOR’s current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the SEACOR stockholder’s tax basis in its SEACOR common stock (which amounts would reduce such stockholder’s tax basis in its SEACOR common stock), with any remaining amounts being taxed as capital gain. SEACOR has not yet determined the amount of its current and accumulated earnings and profits, but currently expects that all of the Dividend will be treated as a dividend for U.S. federal income tax purposes. A final determination will be made by SEACOR after the conclusion of its taxable year. Any portion of the Dividend that is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-received deduction if such amount is distributed to a U.S. Holder that is a corporation and certain holding period and other requirements are satisfied. Any dividend received by a U.S. Holder that is a corporation may also be subject to the “extraordinary dividend” provisions of the Code. Non-corporate U.S. Holders may be eligible for a reduced rate of tax on any amount treated as a dividend if certain holding period requirements are met. A SEACOR stockholder should have a tax basis in the Dorian common stock received in the Dividend equal to the fair market value of such stock on the Distribution Date and a holding period for that stock beginning the day after the Dividend.

A SEACOR stockholder who receives cash in lieu of a fractional share of Dorian common stock will be treated as having received and then sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such SEACOR stockholder’s adjusted tax basis in such fractional share.

Taxation of Non-U.S. Holders

Except as described below under "Effectively Connected Income," a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate specified by an applicable income tax treaty, on any portion of the Dividend that is treated as a dividend, determined as described above under the heading “Taxation of U.S. Holders.” In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) certifying such Non-U.S. Holder's entitlement to benefits under the treaty. Non-U.S. Holders are urged to consult their own tax advisors regarding the possible entitlement to benefits under an income tax treaty.

Effectively Connected Income

If any portion of the Dividend is treated as a dividend or as giving rise to gain with respect to SEACOR common stock, as described above under the heading “Taxation of U.S. Holders,” and such amount is treated as effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to such Non-U.S. Holder's U.S. permanent establishment or fixed base), such Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis on any such dividend or gain in the same manner as if such Non-U.S. Holder were a U.S. Holder unless an applicable income tax treaty provides otherwise. Such Non-U.S. Holder generally will be exempt from withholding tax on any such amount treated as a dividend, provided such Non-U.S. Holder complies with certain certification requirements (generally on IRS Form W-8ECI). In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such Non-U.S. Holder's earnings and profits for the taxable year that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder's U.S. permanent establishment), subject to adjustments.

Backup Withholding and Information Reporting

The amount of the Dividend and payments of cash to a holder of SEACOR common stock in lieu of fractional shares of Dorian common stock may be subject to information reporting and backup withholding (currently, at a rate of 28%), unless such SEACOR stockholder delivers a properly completed IRS Form W-9, certifying such SEACOR stockholder’s correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a SEACOR stockholder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

The foregoing is a summary of material U.S. federal income tax consequences of the Dividend under current law and particular circumstances. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders. Each SEACOR stockholder should consult its own tax advisor as to the particular tax consequences of the Dividend to such stockholder, including the application of U.S. federal, state or local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Contact Information

If you have any questions regarding your holdings of SEACOR stock, you can contact AST Financial, SEACOR’s transfer agent, at (800) 937-5449 or (718) 921-8124, Monday through Friday, 8:00 a.m. to 8:00 p.m. (ET), or you can email help@astfinancial.com. If you have any questions regarding your new holdings of Dorian stock, you can contact Computershare Inc., Dorian’s transfer agent, at (877) 373 6374 (toll free) or (781) 575 2879 (toll), Monday through Friday, 8:00 a.m. to 8:00 p.m. (ET), or you can email web.queries@computershare.com

This Information Statement will be mailed to SEACOR stockholders on or about December 13, 2017. Notice of the Dividend will be mailed by Computershare Inc. on or about December 27, 2017. If you do not receive notice of the Divided on or about December 27, 2017, you should contact Computershare Inc. at (877) 373 6374 (toll free) or (781)-575 2879 (toll).

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